Mercury General Corporation Announces Third Quarter Results and Increases Quarterly Dividend

LOS ANGELES, Oct. 29, 2012 /PRNewswire/ -- Mercury General Corporation (NYSE: MCY) reported today for the third quarter of 2012:

Consolidated Highlights

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2012	2011	$	%	2012	2011	$	%
(000's except per-share amounts and ratios)
Net premiums written (1)	$684,880	$662,279	$22,601	3.4	$1,996,800	$1,956,790	$40,010	2.0
Net income (loss)	$66,201	$(3,782)	$69,983	NM	$134,293	$111,695	$22,598	20.2
Net income (loss) per diluted share (2)	$1.21	$(0.07)	$1.28	NM	$2.45	$2.04	$0.41	20.1
Operating income (1)	$33,862	$39,715	$(5,853)	(14.7)	$83,167	$121,097	$(37,930)	(31.3)
Operating income per diluted share (1)	$0.62	$0.72	$(0.10)	(13.9)	$1.51	$2.21	$(0.70)	(31.7)
Catastrophe losses (3)	$1,000	$4,000	$(3,000)	(75.0)	$9,000	$8,000	$1,000	12.5
Combined ratio (4)	99.1%	98.3%	—	0.8 pts	100.4%	98.2%	—	2.2 pts
NM = Not meaningful

(1) These measures are not based on U.S. generally accepted accounting principles ("GAAP") and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

(2) The dilutive impact of incremental shares is excluded from loss positions in accordance with GAAP.

(3) 2012 catastrophe losses were primarily the result of wind and hail storms in the Midwest region in the second quarter; 2011 catastrophe losses were mainly the result of Hurricane Irene in the third quarter. The amounts are rounded to the nearest million.

(4) The Company experienced unfavorable development of approximately $4 million and $1 million on prior accident years' losses and loss adjustment expenses reserves for the three months ended September 30, 2012 and 2011, respectively, and approximately $33 million and $11 million on prior accident years' losses and loss adjustment expenses reserves for the nine months ended September 30, 2012 and 2011, respectively. The year-to-date unfavorable development in 2012 is largely the result of re-estimates of California bodily injury losses which have experienced higher average severities and more late reported claims (claim count development) than estimated at December 31, 2011.

Investment Results

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
(000's except average annual yield)
Average invested assets at cost (1)	$3,007,634	$2,997,332	$2,998,270	$3,012,375
Net investment income:
Before income taxes	$33,410	$35,526	$96,569	$106,631
After income taxes	$28,881	$31,389	$84,909	$94,483
Average annual yield on investments - after income taxes	3.8%	4.2%	3.8%	4.2%

(1) Fixed maturities and short-term bonds at amortized cost and equities and other short-term investments at cost. Average invested assets at cost is based on the monthly amortized cost of the invested assets for each respective period.

Mercury CEO and President Gabe Tirador commented on the quarterly results:

"We are pleased to report 3.4% quarterly net written premium growth, which represents our seventh consecutive quarter of net written premium growth and our highest growth rate during that period. California new business private passenger automobile policy sales increased year over year in the quarter by 20%. The Company is currently profitable in a number of states and has been actively addressing profitability through a combination of rate and underwriting changes and cost management initiatives. In California, our largest state, the Company implemented an approximately 4% rate increase for its personal automobile insurance line of business effective for new and renewal policies beginning October 26, 2012."

The Board of Directors declared a quarterly dividend of $0.6125 per share, representing an increase over the quarterly dividend amount paid in 2011. The dividend will be paid on December 27, 2012 to shareholders of record on December 13, 2012.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers in many states. For more information, visit the Company's website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 (USA), (706) 679-3827 (International) or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through November 5, 2012. The replay telephone numbers are (855) 859-2056 (USA) or (404) 537-3406 (International). The conference ID# is 39710486. The replay will also be available on the Company's website shortly following the call.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, inflation and general economic conditions, including the impact of current economic conditions on the Company's market and investment portfolio; the accuracy and adequacy of the Company's pricing methodologies; adverse weather conditions or natural disasters in the markets served by the Company; general market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves in general; the Company's ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in states where the Company operates; legislation adverse to the automobile insurance industry or business generally that may be enacted in the states where the Company operates; the Company's success in managing its business in states outside of California; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES SUMMARY OF OPERATING RESULTS (000's except per-share amounts and ratios) (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net premiums written	$684,880	$662,279	$1,996,800	$1,956,790

Revenues:
Net premium earned	$646,084	$643,626	$1,919,143	$1,924,444
Net investment income	33,410	35,526	96,569	106,631
Net realized investment gains (losses)	49,752	(66,919)	78,656	(14,465)
Other	2,532	3,508	7,790	11,221
Total revenues	$731,778	$615,741	$2,102,158	$2,027,831
Expenses:
Losses and loss adjustment expenses	467,929	458,530	1,415,096	1,356,329
Policy acquisition costs	121,906	121,016	357,062	365,649
Other operating expenses	50,225	53,027	154,353	166,797
Interest	388	1,286	1,176	4,650
Total expenses	$640,448	$633,859	$1,927,687	$1,893,425

Income (loss) before income taxes	91,330	(18,118)	174,471	134,406
Income tax expense (benefit)	25,129	(14,336)	40,178	22,711
Net income (loss)	$66,201	$(3,782)	$134,293	$111,695

Basic average shares outstanding	54,911	54,826	54,895	54,818
Diluted average shares outstanding (a)	54,925	54,826	54,918	54,835

Basic Per Share Data
Net income (loss)	$1.21	$(0.07)	$2.45	$2.04

Net realized investment gains (losses), net of tax	$0.59	$(0.79)	$0.93	$(0.17)

Diluted Per Share Data(a)
Net income (loss)	$1.21	$(0.07)	$2.45	$2.04

Net realized investment gains (losses), net of tax	$0.59	$(0.79)	$0.93	$(0.17)

Operating Ratios-GAAP Basis
Loss ratio	72.4%	71.2%	73.7%	70.5%
Expense ratio	26.6%	27.0%	26.6%	27.7%
Combined ratio (b)	99.1%	98.3%	100.4%	98.2%

Reconciliations of Operating Measures to Comparable GAAP Measures

Net premiums written	$684,880	$662,279	$1,996,800	$1,956,790
Change in unearned premiums	(38,796)	(18,653)	(77,657)	(32,346)
Net premiums earned	$646,084	$643,626	$1,919,143	$1,924,444

Paid losses and loss adjustment expenses	$467,719	$459,902	$1,421,078	$1,411,666
Change in net loss and loss adjustment expense reserves	210	(1,372)	(5,982)	(55,337)
Incurred losses and loss adjustment expenses	$467,929	$458,530	$1,415,096	$1,356,329

(a) The dilutive impact of incremental shares is excluded from loss position in accordance with GAAP.

(b) Combined ratios for the three months ended September 30, 2012 and 2011 and the nine months ended September 30, 2012 do not sum due to rounding.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES CONDENSED BALANCE SHEETS AND OTHER INFORMATION (000's except per-share amounts and ratios)
	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturities trading (amortized cost $2,318,100; $2,345,620)	$2,468,717	$2,445,589
Equity securities trading (cost $458,690; $388,417)	470,813	380,388
Short-term investments (cost $221,163; $236,433)	221,083	236,444
Total investments	3,160,613	3,062,421
Cash	188,174	211,393
Receivables:
Premiums	346,317	288,799
Accrued investment income	33,348	32,541
Other	12,102	11,320
Total receivables	391,767	332,660
Deferred policy acquisition costs	186,313	171,430
Fixed assets, net	165,169	177,760
Current income taxes	12,726	—
Deferred income taxes	—	6,511
Goodwill	42,850	42,850
Other intangible assets, net	49,105	53,749
Other assets	14,193	11,232
Total assets	$4,210,910	$4,070,006

LIABILITIES AND SHAREHOLDERS' EQUITY
Losses and loss adjustment expenses	$978,420	$985,279
Unearned premiums	921,276	843,427
Notes payable	140,000	140,000
Accounts payable and accrued expenses	100,180	94,743
Current income taxes	—	67
Deferred income taxes	17,014	—
Other liabilities	160,187	149,007
Shareholders' equity	1,893,833	1,857,483
Total liabilities and shareholders' equity	$4,210,910	$4,070,006

OTHER INFORMATION
Common stock shares outstanding	54,911	54,856
Book value per share	$34.49	$33.86
Estimated statutory surplus	$1.5 billion	$1.5 billion
Estimated premiums written to surplus ratio	1.8	1.7
Debt to total capital ratio	6.9%	7.0%
Portfolio duration (including all short-term instruments)(a)	3.3 years	3.3 years
Policies-in-force (company-wide "PIF")(a)
Personal Auto PIF	1,251	1,236
Homeowners PIF	431	394

(a) Unaudited.

Information Regarding Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management's opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company's performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Operating income is net income excluding realized investment gains and losses, net of tax. Net income is the GAAP measure that is most directly comparable to operating income. Operating income is used by management along with the other components of net income to assess the Company's performance. Management uses operating income as an important measure to evaluate the results of the Company's insurance business. Management believes that operating income provides investors with a valuable measure of the Company's ongoing performance as it reveals trends in the Company's insurance business that may be obscured by the net effect of realized capital gains and losses. Realized capital gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income highlights the results from ongoing operations and the underlying profitability of the Company's core insurance business. Operating income, which is provided as supplemental information and should not be considered as a substitute for net income, does not reflect the overall profitability of our business. It should be read in conjunction with the GAAP financial results. The Company has reconciled operating income with the most directly comparable GAAP measure in the table below.

	Three Months Ended September 30,				Nine Months Ended September 30,
	Total		Per diluted share		Total		Per diluted share
	2012	2011	2012	2011 (b)	2012	2011	2012 (a)	2011 (b)
(000's except per-share amounts)
Operating income	$33,862	$39,715	$0.62	$0.72	$83,167	$121,097	$1.51	$2.21
Net realized investment gains (losses), net of tax	32,339	(43,497)	0.59	(0.79)	51,126	(9,402)	0.93	(0.17)
Net income (loss)	$66,201	$(3,782)	$1.21	$(0.07)	$134,293	$111,695	$2.45	$2.04

(a) Net income per diluted share does not sum due to rounding.

(b) The dilutive impact of incremental shares is excluded from loss positions in accordance with GAAP.

Net premiums written represents the premiums charged on policies issued during a fiscal period. Net premiums earned, the most directly comparable GAAP measure, represents the portion of premiums written that have been recognized as income in the financial statements for the periods presented as earned on a pro-rata basis over the term of the policies. Net premiums written are meant as supplemental information and are not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. The Company has reconciled net premiums written with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Paid losses and loss adjustment expenses is the portion of incurred losses and loss adjustment expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. The Company has reconciled paid losses and loss adjustment expenses with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."

Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and the effect of prior accident periods' loss development. The most directly comparable GAAP measure is the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to reveal the trends in the Company's results of operations that may be obscured by development on prior accident periods' loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace combined ratio. It should be read in conjunction with the GAAP financial results. The Company has reconciled combined ratio-accident period basis with the most directly comparable GAAP measure in the table below.

	Nine Months Ended September 30,
	2012	2011

Combined ratio-accident period basis	98.7%	97.6%
Effect of estimated prior periods' loss development	1.7%	0.6%
Combined ratio	100.4%	98.2%

CONTACT: Theodore Stalick, VP/CFO, +1-323-937-1060